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                                                                Exhibit 10.17


                              ENGAGEMENT AGREEMENT

This Engagement Agreement ("Agreement") sets the basis upon which Linkon Corporation, ("LINKON" or "the Company") has engaged Morgen, Evan & Company, Inc. ("MECo") to act as exclusive advisor to LINKON or any of its affiliated companies, in connection with a strategic alliance, financing, distribution agreement, or merger and/or sale of the Company (collectively referred to herein as a "Strategic Alliance"). This Agreement exclusivity covers all companies of Japanese origin, or any subsidiaries/affiliates of such Japanese companies.

I.   OBJECTIVES

MECo understands LINKON's Interests with regards to a Strategic Alliance to incorporate any or all of the following:

(1) Support of a private placement, terms for which would have to be structured,

(2)  A target strategic investor, merger partner, or purchaser for LINKON,

(3) Support for implementation of a product distribution (or licensing) relationship,

(4) Support for joint research and development of next generation LINKON products.

MECo will use its best efforts to:

(A) Identify prospective Merger Partner/Purchasers/Investors/Distributors (collectively, "Partners"). Evaluate, prioritize and recommend to and secure approval from LINKON to initiate discussions. MECo will maintain and provide to LINKON on a regular basis, an ongoing list of all prospects including name, contact and status.

(B) Confirm LINKON's interest in and arrange for management of LINKON to meet the potential Partners as an initial step in negotiating a transaction.

(C) Analyze LINKON to determine a fair value in order to negotiate appropriate terms of the sale/strategic alliance in conjunction with LINKON. MECo will assist in all phases of negotiations, as well as interface as appropriate with LINKON's counsel, auditors, and public relations consultants in analysis, strategy, negotiations and any other steps necessary to the consummation of the transaction. MECo will assist in the preparation of relevant documents as is warranted.

II.  FEES

As consideration for MECo's services, LINKON will pay a Retainer Fee, Contingent Transaction Fees, and reimbursement of expenses as set forth below:

(A)      Retainer Fees:

         (1) LINKON shall pay to MECo, for each three month period (each a "Retainer Period") following the Effective Date (as defined in
              Section IV below), a retainer fee (the "Retainer Fee") of: (i) 15,000 "144 class" shares (the "Shares") of common stock of LINKON and (ii) warrants (the "Warrants") to purchase 30,000 shares of the registered common stock of LINKON. The Shares paid to MECo as part of the Retainer Fee for each Retainer Period under this Agreement shall have piggy-back registration rights. The Warrants paid to MECo as part of the Retainer Fee for each Retainer Period shall have an exercise price equal to the price of the common stock of LINKON on the first day of the applicable Retainer Period. The Warrants shall contain standard anti-dilution features adjusting for stock-splits and shall have an expiration date which is five years from the Effective Date. Each Retainer Fee shall be paid on the first day of the applicable Retainer Period. LINKON may cancel the Agreement at any time by giving MECo thirty days prior written notice. In the event that the Agreement is terminated prior to the end of any quarter, MECo will retain the full Retainer Fee for the applicable Retainer Period.
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         (2)  LINKON acknowledges that MECo has been providing services for
              LINKON (such as preliminary research and potential partner contact) since December 1, 1998. In consideration for such services rendered and in addition to any Retainer Fees payable to MECo pursuant to paragraph (A)(1) above, LINKON shall pay to MECo, on the Effective Date, additional warrants (the "Additional Warrants") to purchase 30,000 shares of the registered common stock of LINKON. The Additional Warrants shall have an exercise price of $0.5312 per share of common stock of LINKON, shall contain standard anti-dilution features (including adjustments upon stock-splits) and shall have an expiration date which is five years from the Effective Date.

(B) Contingent Transaction "Success" Fee: The contingent transaction fee will be as follows:

         (1) Upon the successful closing of an equity transaction, (a sale of LINKON stock, in whole or in part), MECo shall earn a success fee equivalent to 7.0% of the value of the consideration received for LINKON equity. Equity shall be defined as any security with an equity component, such as convertibles, preferred stock, etc.

         (2) In the event of a merger between LINKON and another company directly or indirectly introduced by MECo, MECo shall earn a fee of 7.0% of the valuation of LINKON, as reported in the merger documentation.

         (3) If LINKON receives debt financing from a Partner directly or indirectly introduced by MECo, MECo shall earn a fee of 2.0% of such financing. For purposes of this Agreement debt financing shall be defined as any form of debt, whether short term or long term. Preferred stock and convertible are defined as equity, subject to a fee as outlined in (1) or (2) above.

         (4) Upon the implementation of a distribution and/or licensing agreement, MECo shall earn a fee of three (3.0) percent of all LINKON sales or royalties received through such agreement. Such fees will be paid quarterly for a period of five years. MECHANICS GOVERNING THIS CLAUSE WILL BE WILL BE AGREED UPON BETWEEN THE PARTIES AND PROVIDED AS A RIDER HERETO AT A LATER DATE.

(C) Expense Reimbursement: During the term of this Agreement, LINKON will reimburse MECo for its reasonable out-of-pocket expenses for travel, lodging, food and communications, including long distance charges, express delivery charges, etc. MECo agrees that total reimbursable expenses under this paragraph, excluding travel expenses that have been approved in advance by LINKON, shall not exceed $3,000 per quarter. LINKON agrees to reimburse MECo within 30 days following submission of a request for expense reimbursement.

Any contingent fee due to MECo shall be payable by LINKON upon the receipt of proceeds from the Transaction at closing. For the purpose of this Agreement, the term "Transaction" shall mean the total consideration paid by the Purchasers/Investors or received by LINKON for the conveyance of a current or future ownership interest in LINKON.
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Any obligation of LINKON to pay a contingent fee (as described in Section II.
(B) above) pursuant to the Agreement shall remain in effect for a period of 24 months from the date of termination of this Agreement, for all prospects introduced by MECo to LINKON. In the event of multiple closings and/or multiple transactions, MECo shall be entitled to a fee based upon each transaction occurring within this period.

LINKON will indemnify MECo from and against any liability arising from the authorized efforts by MECo under this Agreement, and of information furnished by LINKON that is false or misleading.

MECo will indemnify LINKON from and against any liability for finders fees, brokerage fees, or any other compensation claimed by any other person allegedly used or engaged by MECo in connection with the transaction.

III. MISCELLANEOUS

         (A) Notices. Any notice, demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party or to an executive officer of the party to whom the same is directed or, if sent by registered or certified mail, postage and charges prepaid, addressed to the party's address, as appropriate, or if sent by facsimile provided transmission thereof is confirmed. If sent by registered or certified mail, any such notice shall be deemed to have been given five business days after the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and sent as aforesaid.

         (B) Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of the Agreement or any provision hereof.

         (C) Heir, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

         (D) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but both of which shall constitute one and the same instrument.

         (E) Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes any prior agreements, whether written or verbal, and may only be amended by an agreement in writing signed by both of the parties.

         (F) Governing Law. This Agreement shall be governed by the laws of the State of New York without regard to principles of conflicts of law or choice of law.

IV.  EFFECTIVE DATE

The Effective Date of this Agreement shall be February 12, 1999.

In Witness Whereof, the parties have executed this Agreement.

AGREED TO AND ACCEPTED:
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LINKON CORPORATION                          MORGEN, EVAN & COMPANY, INC.


By: /s/ Lee W. Hill                         By: /s/ Mark J. Lerner
        ---------------------                       ----------------------
        Lee W. Hill                                 Mark J. Lerner
        President and CEO                           President


Date:   Feb. 12, 1999                       Date:   3/5/99
        ---------------------                       ----------------------
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                                                    MORGEN, EVAN & COMPANY, INC.
                                                           Investment Banking
63 Wall Street,
New York, N.Y. 10005
Tel.  212-480-4511
Fax. 212 483 9160
Web. http://www.nnorgenevan.com

                  SIDE LETTER NO. I TO THE ENGAGEMENT AGREEMENT

                                                        March 11, 1999

Mr. Lee W. Hill
Linkon Corporation
140 Sherman Street
Fairfield, CT 06430

Dear Lee:

         As per the conversation earlier today with Tom Cerabona in which he confirmed that LinkNetwork Corporation is a subsidiary of Linkon Corporation and that MECo's services would include services for LinkNetwork Corporation, for the purpose of clarity, the Engagement Agreement dated February 12, 1999 (the "Agreement"), between Linkon Corporation and MECo, shall be amended as follows:

(1)  The first sentence of the Agreement shall read:

     "This Engagement Agreement ("Agreement") sets the basis upon which Linkon Corporation and any of its affiliated companies (including LinkNetwork Corporation), ("LINKON" or "the Company") has engaged Morgen, Evan & Company, Inc. ("MECo") to act as exclusive advisor to LINKON, in connection with a strategic alliance, financing, distribution agreement, or merger and/or sale of the Company (collectively referred to herein as a "Strategic Alliance")."

(2) Any payment of securities (including shares of common stock and warrants) due to MECo under the Agreement shall be paid to MECo by Linkon Corporation in the applicable securities of Linkon Corporation.

     Any capitalized terms used but not defined in this letter shall have the meanings provided in the Agreement. Except as expressly provided herein, the terms of the Agreement shall remain in full force and effect without modification or amendment. If the foregoing correctly sets forth the understanding between us, please so indicate in the space below, whereupon this shall constitute a binding agreement between us.


Agreed to by:

LINKON CORPORATION                          MORGEN, EVEN & COMPANY, INC.

By: /s/  Lee W. Hill                        By: /s/  Mark Lerner
       ---------------------                       ----------------------
    Name: Lee W. Hill                           Name: Mark Lerner
    Title: President and Chief                  Title: President
           Executive Officer


LINKNETWORK CORPORATION


By: /s/  Lee W. Hill
       ---------------------
Name: Lee W. Hill
Title: President and Chief
       Executive Officer
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                                    EXHIBIT G

                                ESCROW AGREEMENT







                                      -17-